Exhibit 10.2

PERFORMANCE BASED RESTRICTED STOCK AWARD AGREEMENT (Special Purpose)

Community Health Systems, Inc.

2009 Stock Option and Award Plan

THIS AGREEMENT between you and Community Health Systems, Inc., a Delaware corporation (the “Company”) governs an Award of the Company’s Restricted Stock in the amount and on the date specified in your Award notification (the “Date of Grant”).

WHEREAS, the Company has adopted the Community Health Systems, Inc. 2009 Stock Option and Award Plan (the “Plan”) in order to provide additional incentive to certain employees and directors of the Company and its Subsidiaries;

WHEREAS, the Compensation Committee of the Company’s Board of Directors (the “Committee”) has determined to grant to you this Award of Restricted Stock as provided herein to encourage your efforts toward the continuing success of the Company;

WHEREAS, the Committee has determined to condition the Award on the attainment of certain performance-based criteria to better align your economic interests with those of the other stockholders of the Company and to ensure that the compensation attributable to this Award constitutes “qualified performance-based compensation” pursuant to Code §162(m) and the regulations promulgated thereunder; and

WHEREAS, the Committee has established the Performance Objectives (as defined in Section 3.1 below) (a) utilizing objectively determinable criteria, (b) on a date which is prior to the ninetieth (90th) day of the Company’s fiscal year, and (c) at a time when the attainment of the Performance Objectives is substantially uncertain.

NOW, THEREFORE, the parties hereto agree as follows:

1.	Grant of Restricted Stock.

1.1       The Company hereby grants to you this Award of Shares of Performance Based Restricted Stock in the number set out in an electronic notification by the Company’s stock option plan administrator, as may be appointed from time to time (the “Plan Administrator”). The Shares of Performance Based Restricted Stock granted pursuant to this Award shall be issued in the form of a book entry of Shares in your name as soon as reasonably practicable after the Date of Grant and shall be subject to your (or your estate’s, if applicable) acknowledgement and acceptance of this Agreement by electronic means to the Plan Administrator as provided in Section 9 hereof, or as you have been otherwise instructed.

1.2       This Agreement shall be construed in accordance and consistent with, and subject to, the provisions of the Plan (the provisions of which are hereby incorporated by reference) and, except as otherwise expressly set forth herein, the capitalized terms used in this Agreement shall have the same definitions as set forth in the Plan.

2.	Restrictions on Transfer.

The Shares of Performance Based Restricted Stock issued under this Agreement may not be sold, transferred or otherwise disposed of and may not be pledged or otherwise hypothecated until all restrictions on such Performance Based Restricted Stock shall have lapsed in the manner provided in Section 3, 4 or 5 hereof.

3.	Performance Objectives; Lapse of Restrictions.

3.1        The Award is subject to the Company attaining at least one of the following “Performance Objectives” (herein so called): (i) the Company attains synergies (as determined by the Committee)(“Synergies”) from the acquisition of Health Management Associates, Inc. (the “Acquisition”) of $80 million during the period beginning February 1, 2014 and ending January 31, 2015; (ii) the Company attains Synergies from the Acquisition of at least $150 million during the period beginning February 1, 2014 and ending January 31, 2016; and/or (iii) the Company attains Synergies from the Acquisition of at least $200 million during the period beginning February 1, 2014 and ending January 31, 2016.

3.2        Except as provided in Sections 4, 5 and 6 hereof, if none of the Performance Objectives are attained, the Award shall lapse in its entirety.

3.3        Except as provided in Sections 4, 5 and 6 hereof:

(a)      If the Performance Objective set forth in Section 3.1(i) is attained, one-third (1/3) of the number of Shares of Performance Based Restricted Stock issued hereunder (rounded to the nearest whole Share, if necessary) shall vest (subject to verification by the Committee) on the first anniversary of the Date of Grant; and

(i)     if the Performance Objective set forth in Section 3.1(ii) is attained but the Performance Objective set forth in Section 3.1(iii) is not attained, one-half of the total original Award shall lapse and one-half of the unvested remainder of the Award (rounded to the nearest whole Share, if necessary) shall vest on each of the second and third anniversaries of the Date of Grant;

(ii)    if the Performance Objective set forth in Section 3.1(iii) is attained, one-third of the total original Award (rounded to the nearest whole Share, if necessary) shall vest on each of the second and third anniversaries of the Date of Grant; or

(iii)   if neither of the Performance Objectives set forth in Section 3.1(ii) or (iii) is attained, the remainder of the Award shall lapse in its entirety.

(b)      If the Performance Objective set forth in Section 3.1(i) is not attained, but;

(i)     the Performance Objective set forth in Section 3.1(ii) is attained (but not the Performance Objective set forth in Section 3.1(iii)), one-half of the total original Award (less the portion of the Award that has previously vested) (rounded to the nearest whole Share, if necessary) shall vest on each of the second and third anniversaries of the Date of Grant and one-half of the total original Award shall lapse; or

(ii)    the Performance Objective set forth in Section 3.1(iii) is attained, one-half of the total Award (rounded to the nearest whole Share, if necessary) shall vest on each of the second and third anniversaries of the Date of Grant.

4.	Effect of Certain Terminations of Employment.

If your employment terminates as a result of your death or Disability, in each case if such termination occurs on or after the Date of Grant, all Shares of Performance Based Restricted Stock which have not become vested in accordance with Section 3 or 5 hereof shall vest, and the restrictions thereon shall lapse as of the date of such termination. If your employment is terminated by your employer for any reason other than for Cause, then your Award shall continue until such time as it is determined that at least one of the Performance Objectives set forth in Section 3.1 above has been attained, and if attained, then the restrictions as to the entire Award shall lapse on the first anniversary of the Date of Grant (or if the termination occurs after at least one of the Performance Objectives has been attained, the restrictions as to the entire Award shall immediately lapse upon such termination). If, however, neither of the Performance Objectives is attained, the Award shall lapse in its entirety.

5.	Effect of Change in Control.

In the event of a Change in Control of the Company at any time on or after the Date of Grant, the terms of the Plan shall control the vesting of any Shares of Performance Based Restricted Stock which have not become vested in accordance with Section 3 or 4 hereof.

6.	Forfeiture of Performance Based Restricted Stock.

Upon the termination of your employment by you, the Company or its Subsidiaries for any reason other than those set forth in Section 4 hereof prior to such vesting, in addition to the circumstance described in Section 9(a) hereof, any and all Shares of Performance Based Restricted Stock which have not become vested in accordance with Section 3, 4 or 5 hereof shall be forfeited and shall revert to the Company.

7.	Delivery of Restricted Stock.

7.1        Except as otherwise provided in Section 7.2 hereof, evidence of the book entry of Shares or, if requested by you prior to such lapse of restrictions, a stock certificate with respect to the Shares of Performance Based Restricted Stock for which the restrictions have lapsed pursuant to Section 3, 4 or 5 hereof, shall be delivered to you as soon as practicable following the date on which the restrictions on such Shares of Performance Based Restricted Stock have lapsed, free of all restrictions hereunder.

7.2        Evidence of the book entry of Shares with respect to Shares of Performance Based Restricted Stock in respect of which the restrictions have lapsed upon your death pursuant to Section 4 hereof or, if requested by the executors or administrators of your estate upon such lapse of restrictions, a stock certificate with respect to such Shares of Performance Based Restricted Stock, shall be delivered to the executors or administrators of your estate as soon as practicable following the Company’s receipt of notification of your death, free of all restrictions hereunder. In the event of your death, all references herein to “you” shall also include your executors, administrators, heirs or assigns.

8.	Dividends and Voting Rights.

Subject to Section 9(a) hereof, upon issuance of the Shares of Performance Based Restricted Stock, you shall have all of the rights of a stockholder with respect to such Shares, including the right to vote the Shares and to receive all dividends or other distributions paid or made with respect thereto; provided, however, that dividends or distributions declared or paid on the Performance Based Restricted Stock by the Company shall be deferred and reinvested in Shares of Performance Based Restricted Stock based on the Fair Market Value of a Share of the Company’s common stock on the date such dividend or distribution is paid or made (provided that no fractional Shares will be issued), and the additional Shares of Performance Based Restricted Stock thus acquired shall be subject to the same restrictions on transfer and forfeiture and the same vesting schedule as the Performance Based Restricted Stock in respect of which such dividends or distributions were made.

9.	Acknowledgement and Acceptance of Award Agreement.

(a)       The Shares of Performance Based Restricted Stock granted to you pursuant to this Award shall be subject to your acknowledgement and acceptance of the Award and the terms of this Agreement to the Company or its Plan Administrator (including by electronic means, if so provided) no later than the earlier of (i) 180 days from the Date of Grant and (ii) the date that is immediately prior to the date that the Performance Based Restricted Stock vests pursuant to Section 4 or 5 hereof (the “Return Date”); provided that if you die before your Return Date, this requirement shall be deemed to be satisfied if the executor or administrator of your estate acknowledges and accepts this Agreement through the Company or its Plan Administrator no later than ninety (90) days following your death (the “Executor Return Date”). If this Agreement is not so acknowledged and accepted on or prior to your Return Date or the Executor Return Date, as applicable, the Award of Shares of Performance Based Restricted Stock evidenced by this Agreement shall be forfeited, and neither you nor your heirs, executors, administrators or successors shall have any rights with respect thereto.

(b)       If this Agreement is so acknowledged and accepted on or prior to your Return Date or the Executor Return Date, as applicable, all dividends and other distributions paid or made with respect to the Shares of Performance Based Restricted Stock granted hereunder prior to your Return Date or the Executor Return Date shall be treated in the manner provided in Section 8 hereof.

10.	No Right to Continued Employment.

Nothing in this Agreement or the Plan shall interfere with or limit in any way the right of the Company or its Subsidiaries to terminate your employment, nor confer upon you any right to continuing employment by the Company or any of its Subsidiaries or continuing service as a Board member.

11.	Withholding of Taxes.

Prior to the delivery to you of a stock certificate or evidence of the book entry of Shares with respect to the Shares of Performance Based Restricted Stock in respect of which all restrictions have lapsed, you shall pay to the Company or the Company’s Plan Administrator, the federal, state and local income taxes and other amounts as may be required by law to be withheld by the Company (the “Withholding Taxes”) with respect to such Performance Based Restricted Stock. By acknowledging and accepting this Agreement in the manner provided in Section 9 hereof, you shall be deemed to elect to have the Company or the Plan Administrator withhold a portion of such Performance Based Restricted Stock having an aggregate Fair Market Value equal to the Withholding Taxes in satisfaction thereof, such election to continue in effect until you notify the Company or its Plan Administrator before such delivery that you shall satisfy such obligation in cash, in which event the Company or the Plan Administrator shall not withhold a portion of such Performance Based Restricted Stock as otherwise provided in this Section 11.

12.	Acknowledgement that You Are Bound by the Plan.

By acknowledging and accepting this Award and the terms of this Agreement you hereby confirm the availability and your review of a copy of the Plan and the Prospectus, and other documents provided to you in connection with this Award by the Company or its Plan Administrator, and you agree to be bound by all the terms and provisions thereof.

13.	Modification of Agreement.

This Agreement may be modified, amended, supplemented or terminated, and any terms or conditions may be waived, but only by a written instrument executed by both parties hereto; provided that the Company may modify, amend, supplement or terminate this Agreement in a writing signed by the Company without any further action by you if such modification, amendment, supplement or termination does not adversely affect your rights hereunder.

14.	Severability.

Should any provision of this Agreement be held by a court of competent jurisdiction to be unenforceable or invalid for any reason, the remaining provisions of this Agreement shall not be affected by such holding and shall continue in full force in accordance with their terms.

15.	Governing Law.

The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Delaware without giving effect to the conflicts of laws principles thereof.

16.	Successors in Interest.

This Agreement shall inure to the benefit of and be binding upon any successor to the Company. This Agreement shall inure to the benefit of your legal representatives. All obligations imposed upon the Company and all rights granted to you under this Agreement shall be binding upon the Company’s successors and upon your heirs, executors, administrators and successors.

17.	Resolution of Disputes.

Any dispute or disagreement which may arise under, or as a result of, or in any way relate to, the interpretation, construction or application of this Agreement shall first be referred to the Chief Executive Officer for informal resolution, and if necessary, referred to the Committee for its determination. Any determination made hereunder shall be final, binding and conclusive on you, your heirs, executors, administrators and successors, and the Company and its Subsidiaries for all purposes.

18.	Entire Agreement.

This Agreement and the terms and conditions of the Plan constitute the entire understanding between you and the Company and its Subsidiaries, and supersede all other agreements, whether written or oral, with respect to the Award.

19.	Headings.

The headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

20.	Notice.

All notifications and other communications hereunder shall be in writing and, unless otherwise provided herein, shall be deemed to have been given when received by the party to whom such notice is to be given at its address set forth below, or such other address for the party as shall be specified by notice given pursuant hereto:

(a)        If to the Company, by regular mail to:

Community Health Systems, Inc.

4000 Meridian Boulevard

Franklin, TN 37067

Attention:  General Counsel

(b)        If to you or your legal representative, to such person at the address as reflected in the records of the Company.

21.	Consent to Jurisdiction.

Each party hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of the State of Tennessee and of the United States of America, in each case located in the County of Williamson, for any actions, suits or proceedings arising out of or relating to this Agreement, the Award or the Plan and the transactions contemplated hereby and thereby (“Litigation”) (and agrees not to commence any Litigation except in any such court), and further agrees that service of process, summons, notice or document by U.S. certified mail to such party’s respective address set forth in Section 20 hereof shall be effective service of process for any Litigation brought against such party in any such court. Each party hereby irrevocably and unconditionally waives any objection to the laying of venue of any litigation in the courts of the State of Tennessee or of the United States of America, in each case located in the County of Williamson, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any Litigation brought in any such court has been brought in an inconvenient forum.

22.      Deemed Execution. On the date of your electronic acceptance of the terms of the Award and this Agreement, this Agreement shall be deemed to have been executed and delivered by you and the Company.

COMMUNITY HEALTH SYSTEMS, INC.